Exhibit (d)(6)

Caburn Management LP
535 Madison Avenue, 30th Floor, New York NY 10022

August 31, 2010

Peerless Systems Corporation
2361 Rosecrans Avenue
El Segundo, CA 90254

Ladies and Gentlemen:

As of the date hereof, Caburn Management LP (“Caburn”), a company which Edward Ramsden (“Mr. Ramsden”) may be deemed to control, serves as investment manager of certain funds and accounts which beneficially own 323,672 shares (the “Caburn Shares”) of common stock (the “Common Stock”) of Peerless Systems Corporation (the “Company”).  In addition, Mr. Ramsden holds options to acquire 30,000 shares of Common Stock, which options are unvested.  Except as expressly set forth herein, Mr. Ramsden and Caburn do not beneficially own any shares of Common Stock.  For the purposes of this letter, the term “beneficial ownership” shall have the meaning set forth in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

Simultaneously herewith, the Board of Directors of the Company (the “Board”) is approving a public tender offer (the “Tender Offer”) whereby the Company will repurchase from its stockholders up to 13,846,153 shares of Common Stock at a price of $3.25 per share.  Caburn hereby agrees to tender into the Tender Offer all of the Caburn Shares and to not withdraw such shares unless and until the Tender Offer expires or is terminated.  Mr. Ramsden hereby agrees to resign from the Board effective immediately upon the Company’s purchase of shares of Common Stock tendered in the Tender Offer.

Caburn and Mr. Ramsden acknowledge that the Board is relying on this letter in approving the Tender Offer. Caburn and Mr. Ramsden further acknowledge and agree that damages would be an inadequate remedy for a breach of the agreements set forth herein and that their obligations hereto shall be specifically enforceable by the Company, in addition to any other remedy which may be available at law or in equity.

Sincerely,

CABURN MANAGEMENT, LP

By:	/s/ Edward Ramsden
Name: Edward Ramsden
Title: Managing Partner

/s/ Edward Ramsden
Edward Ramsden